Exhibit 99.1 PRESS RELEASE www.corescientific.com
Core Scientific Announces Second Quarter 2022 Results
AUSTIN, Texas—August 11, 2022—Core Scientific, Inc. (NASDAQ: CORZ), a leader in high-performance blockchain data centers and software solutions, reported its financial results for the second quarter ended June 30, 2022.
Second Quarter 2022 Financial Highlights (Compared to Second Quarter 2021)1
•Self-mining bitcoin production increased 1,769% to 3,365 bitcoins
•1,959 bitcoins held as of June 30, 2022
•Total hashrate of 17.9 EH/s consisting of 10.3 EH/s self-mining and 7.6 EH/s hosting
YTD 2022 Financial Highlights (Compared to YTD 2021)1
•Self-mining bitcoin production increased 1,601% to 6,567 bitcoins

“Our team remained focused on our business objectives, delivering second quarter revenue of $164.0 million, an increase of more than 115 percent over the prior year,” said Mike Levitt, Core Scientific Chief Executive Officer. “We are now managing over 200,000 servers generating over 20 EH/s in approximately 800,000 square feet of our own custom-developed data centers across five states. We deployed 14,000 servers in July and have already deployed over 17,000 in August. This month we are averaging over 40 self-mined bitcoins per day, including producing a company record 45.7 bitcoin in a single day on August 10. With enhanced liquidity from bitcoin sales and our committed equity facility, line of sight to improved hosting margins and manageable principal and interest payments on our liabilities, we remain well positioned to navigate current market conditions and emerge from these markets a larger, stronger and more profitable company.”

Second Quarter 2022 Financial Results (Compared to Second Quarter 2021)1
Total revenue of $164.0 million increased by $88.7 million, or 118%, from $75.3 million. The increase in total revenue was driven primarily by increases in digital asset mining revenue and hosting revenue, partially offset by a decrease in equipment sales.
Total hosting revenue of $38.9 million increased by $20.4 million, or 110%, from $18.6 million. The increase in hosting revenue from customers was driven primarily by the onboarding of new clients and the execution of new related party hosting contracts for miners deployed.
Total equipment sales of $15.2 million decreased by $30.8 million, or 67%, from $46.0 million. The decrease in equipment sales to customers was primarily driven by fewer miners being deployed, partially offset by higher equipment sales to related parties driven by higher demand for new generation mining equipment.
Digital asset mining revenue of $109.8 million increased by $99.1 million, or 920%, from $10.8 million. The increase in mining revenue was driven primarily by an increase in our self-mining hash rate to 10.3 EH/s from 0.45 EH/s. The total number of bitcoins awarded was 3,365 compared to 180. The average price of bitcoin was $32,502 as compared to $46,498, a decrease of 30%.
1 Results are preliminary. The Company expects to file its Quarterly Report on Form 10-Q on August 15, 2022 and actual results may vary.
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Core Scientific, Inc. Q2 2022 Earnings Release - 2
Cost of revenue of $151.3 million increased by $100.5 million, or 198%, from $50.8 million. The increase in cost of revenue was primarily attributable to higher power consumption costs of $45.9 million driven by an increase in the number of self-mining and hosted miners operating in our fleet. Depreciation expense increased $46.3 million driven by an increase in the number of self-mining units deployed, higher personnel and facilities operating costs driven by the opening and expansion of our data centers of $25.8 million, which includes increased stock-based compensation of $16.9 million, increased payroll and benefit costs for personnel of $3.6 million. The increase in cost of revenue was partially offset by lower equipment sales costs of $17.6 million. As a percentage of total revenue, cost of revenue totaled 92% and 67% for the three months ended June 30, 2022 and 2021, respectively.

Gross profit of $12.7 million decreased by $11.8 million, or 48%, from $24.5 million. The decrease in gross profit was driven primarily by a $18.9 million decrease in gross profit in the hosting and equipment segment, partially offset by an $7.1 million increase in gross profit for the mining segment, driven by an increase in mining revenue. The decrease in gross margin for the mining segment was driven by higher miner depreciation as well as higher power costs and lower average price per bitcoin mined.

Operating loss of $1.09 billion decreased by $1.11 billion from an operating income of $15.5 million. The decrease was predominantly due to a $840.0 million impairment of goodwill, a $150.2 million impairment of digital assets, higher total operating expenses of $106.9 million and a $13.1 million loss on exchange or disposal of property, plant and equipment. The increase in total operating expenses was driven primarily by a $92.0 million increase in stock-based compensation, primarily reflecting an amendment to our restricted stock unit awards made in June 2022 that resulted in the elimination of the performance condition that had previously required a change in control or public offering before the awards could vest. The increase in operating expenses was further driven by a $4.6 million of higher professional fees, primarily related to investments made to support public company readiness, and $3.4 million of higher payroll and benefit costs for personnel.

Net loss of $861.7 million increased by $858.3 million from a net loss of $3.4 million. The increase in net loss was due to a $840.0 million impairment of goodwill, a $150.2 million impairment of digital assets and higher total operating expenses of $106.9 million, partially offset by a decrease in the fair value of the convertible notes (excluding interest expense and changes in instrument-specific credit risk) and corresponding gain of $195.1 million, a decrease in the fair value of the derivative warrant liabilities and corresponding gain of $22.2 million and an increase in the income tax benefit of $46.8 million.

Adjusted EBITDA increased $38.3 million to $59.1 million from $20.8 million. The increase was due to higher gross profit, excluding depreciation and amortization and share-based compensation, partially offset by higher operating expenses, excluding stock-based compensation and depreciation and amortization.

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Core Scientific, Inc. Q2 2022 Earnings Release - 3
YTD 2022 Financial Results (Compared to YTD 2021)1
Total revenue of $356.5 million increased by $226.9 million, or 175%, from $129.5 million. The increase in total revenue was driven primarily by increases in digital asset mining revenue and hosting revenue, partially offset by a decrease in equipment sales.
Total hosting revenue of $72.2 million increased by $40.9 million, or 131%, from $31.3 million. The increase in hosting revenue from customers was driven primarily by the onboarding of new clients and the execution of new related party hosting contracts for miners deployed.
Total equipment sales of $41.5 million decreased by $36.4 million, or 47%, from $77.9 million. The decrease in equipment sales to customers was primarily driven by fewer miners being deployed, partially offset by higher equipment sales to related parties driven by higher demand for new generation mining equipment.
Digital asset mining revenue of $242.8 million increased by $222.4 million, from $20.4 million. The year over year increase in mining revenue was driven primarily by an increase in our self-mining hash rate. The total number of bitcoins awarded was 6,567 compared to 386. The average price of bitcoin was $36,876 as compared to $45,914, a decrease of 20%.
Cost of revenue of $273.8 million increased by $183.3 million, or 203%, from $90.5 million. The increase in cost of revenue was primarily attributable to higher power consumption costs of $83.5 million driven by an increase in the number of self-mining and hosted miners operating in our fleet . Depreciation expense increased $85.3 million driven by an increase in the number of self-mining units deployed, higher personnel and facilities operating costs driven by the opening and expansion of our data centers of $35.7 million, which includes increased stock-based compensation of $18.9 million, increased payroll and benefit costs for personnel of $6.7 million. The increase in cost of revenue was partially offset by lower equipment sales costs of $21.3 million. As a percentage of total revenue, cost of revenue totaled 77% and 70% for the six months ended June 30, 2022 and 2021, respectively.

Gross profit of $82.7 million increased by $43.6 million, or 112%, from $39.1 million. The increase in gross profit was driven primarily by a $63.4 million increase in gross profit for the mining segment, driven by higher mining revenue as described above, partially offset by a $19.7 million decrease in the hosting and equipment segment. The decrease in gross margin for the mining segment was driven by higher miner depreciation as well as higher power costs and lower average price per bitcoin mined.

Operating loss of $1.12 billion decreased by $1.15 billion from an operating income of $24.6 million. The decrease was predominantly due to a $840.0 million impairment of goodwill, a $204.2 million impairment of digital assets, higher total operating expenses of $146.3 million and a $13.1 million loss on exchange or disposal of property, plant and equipment. The increase in total operating expenses was driven primarily by a $115.2 million increase in stock-based compensation, primarily reflecting an amendment to our restricted stock unit awards made in June 2022 that resulted in the elimination of the performance condition that had previously required a change in control or public offering before the awards could vest. The increase in operating expenses was further driven by a $12.4 million of higher professional fees, primarily related to investments made to support public company readiness, and $5.6 million of higher payroll and benefit costs for personnel. These decreases in operating income were partially offset by an increase in gross profit of $43.6 million and an increase on gain from sales of digital assets of $14.0 million.

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Core Scientific, Inc. Q2 2022 Earnings Release - 4
Net loss of $1.33 billion decreased by $1.33 billion from net income of $3.4 million. The decrease in net income was due to a $840.0 million impairment of goodwill, a $204.2 million increase in impairment of digital assets, an increase in the fair value of the convertible notes (excluding interest expense and changes in instrument-specific credit risk) and corresponding loss of $191.0 million, higher total operating expenses of $146.3 million and an increase in interest expense, net of $35.8 million. These decreases in net income were partially offset by an increase in gross profit of $43.6 million, a decrease in the fair value of the derivative warrant liabilities and corresponding gain of $32.5 million, an increase on gain from sales of digital assets of $14.0 million and an increase in the income tax benefit of $4.4 million.

Adjusted EBITDA increased $118.9 million to $152.2 million from $33.3 million. The increase was due to higher gross profit, excluding depreciation and amortization and share-based compensation, partially offset by higher operating expenses, excluding stock-based compensation and depreciation and amortization.

LIQUIDITY
As of June 30, 2022, cash and cash equivalents totaled $128.5 million and restricted cash totaled $11.9 million.

As of June 30, 2022, the Company’s Bitcoin balance totaled 1,959. The carrying value of our digital assets was $40.7 million, which reflects accumulated impairment losses of $20.1 million year-to-date.

B. Riley Equity Line of Credit

Under the agreement with B. Riley Principal Capital II, LLC (“B. Riley”), Core Scientific has the right, without obligation, to sell and issue up to $100.0 million of shares of its common stock to B. Riley, subject to certain limitations and satisfaction of certain conditions. Purchase notices may be issued to B. Riley over a 24-month period. Core Scientific issued B. Riley 573,381 shares of common stock as consideration for B. Riley’s commitment to purchase Core Scientific common stock under the purchase agreement. Further details are contained in a Current Report on Form 8-K Core Scientific was filed with the Securities and Exchange Commission.

OUTLOOK
For 2022, the Company continues to expect to achieve total hashrate of between 30 EH/s and 32 EH/s, with total power of approximately 1 GW.
The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, subject to certain risks and uncertainties and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.
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Core Scientific, Inc. Q2 2022 Earnings Release - 5
CONFERENCE CALL AND WEBCAST
In conjunction with this release, Core Scientific, Inc. will host a conference call today, Thursday, August 11, 2022, at 4:30 pm Eastern Time that will be webcast live. Mike Levitt, Chief Executive Officer, Denise Sterling, Chief Financial Officer and Steven A. Gitlin, Senior Vice President Investor Relations, will host the call.
Investors may dial into the call by using the following telephone numbers, 1 (844) 200-6205 (U.S. toll-free), 1 (646) 904-5544 (U.S. local) or 1 (929) 526-1599 (international) and providing the access code 481493 five to ten minutes prior to the start time to allow for registration.
Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the Core Scientific, Inc. website, http://investors.corescientific.com. Please allow 15 minutes prior to the call to download and install any necessary audio software. A replay of the audio webcast will be available for one year.
A supplementary investor presentation for the full fiscal year 2021 can be accessed at https://investors.corescientific.com/investors/events-and-presentations/default.aspx.
AUDIO REPLAY
An audio replay of the event will be archived on the Investor Relations section of the Company's website at http://investors.corescientific.com and via telephone by dialing 1 (866) 813-9403 (U.S. toll free), 1 (929) 458-6194 (U.S. local) or 44 (204) 525-0658 (all other locations) and entering Access Code 168925.
ABOUT CORE SCIENTIFIC
Core Scientific is one of the largest publicly traded blockchain data center providers and miners of digital assets in North America. Core Scientific has operated blockchain data centers in North America since 2017, using its facilities and intellectual property portfolio for colocated digital asset mining and self-mining. Core Scientific operates data centers in Georgia, Kentucky, North Carolina, North Dakota and Texas, and expects to commence operations in Oklahoma in the second half of 2022. Core Scientific’s proprietary Minder® fleet management software combines the Company’s colocation expertise with data analytics to deliver maximum uptime, alerting, monitoring and management of all miners in the Company’s network. To learn more, visit http://www.corescientific.com. Information on our website and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.
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Core Scientific, Inc. Q2 2022 Earnings Release - 6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this press release may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release may include, for example, statements about:
•meet future liquidity requirements and comply with restrictive covenants related to indebtedness;
•effectively respond to general economic and business conditions, including the price of bitcoin;
•maintain the listing on, or to prevent the delisting of our securities from, Nasdaq or another national securities exchange;
•obtain additional capital, whether equity or debt;
•enhance future operating and financial results;
•successfully execute expansion plans;
•attract and retain employees, officers or directors;
•anticipate rapid changes in laws, regulations and technology;
•execute its business strategy, including enhancement of the profitability of services provided;
•realize the benefits expected from the acquisition of Blockcap, including any related synergies;
•anticipate the uncertainties inherent in the development of new business strategies;
•anticipate the impact of the COVID-19 pandemic, including variant strains of COVID-19, and its effect on business and financial conditions;
•manage risks associated with operational changes in response to the COVID-19 pandemic, including the emergence of variant strains of COVID-19;
•increase brand awareness;
•upgrade and maintain effective business controls and information technology systems;
•acquire and protect intellectual property;
•comply with laws and regulations applicable to its business, including tax laws and laws and regulations related to data privacy and the protection of the environment;
•stay abreast of modified or new laws and regulations applicable to its business or withstand the impact of any new laws and regulations related to its industry;
•anticipate the impact of, and response to, new accounting standards;
•anticipate the significance and timing of contractual obligations;
•maintain key strategic relationships with partners and distributors;
•respond to uncertainties associated with product and service development and market acceptance;
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Core Scientific, Inc. Q2 2022 Earnings Release - 7
•anticipate the impact of changes in U.S. federal income tax laws, including the impact on deferred tax assets; and
•successfully defend litigation.
These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should read this press release with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this press release and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

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Core Scientific, Inc. Q2 2022 Earnings Release - 8
Core Scientific, Inc.
Consolidated Balance Sheets
(in thousands, except par value)
(Unaudited)

	June 30, 2022[1]	December 31, 2021
Assets	Unaudited
Current Assets:
Cash and cash equivalents	$128,542	$117,871
Restricted cash	11,938	13,807
Accounts receivable, net	2,840	1,382
Accounts receivable from related parties	677	300
Deposits for equipment	165,662	358,791
Digital assets	40,664	234,298
Prepaid expenses and other current assets	161,234	30,111
Total Current Assets	511,557	756,560
Property, plant and equipment, net	1,049,070	597,304
Goodwill	214,759	1,055,760
Intangible assets, net	5,622	8,195
Other noncurrent assets	14,903	21,045
Total Assets	$1,795,911	$2,438,864
Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Current Liabilities:
Accounts payable	$31,252	$11,617
Accrued expenses and other	124,173	67,862
Deferred revenue	71,837	63,417
Deferred revenue from related parties	36,923	72,945
Derivative warrant liabilities	5,808	—
Finance lease liabilities, current portion	28,570	28,452
Notes payable, current portion	217,674	75,996
Total Current Liabilities	516,237	320,289
Finance lease liabilities, net of current portion	48,701	62,145
Notes payable, net of current portion (includes $726,555 and $557,007 at fair value)	852,323	652,213
Other noncurrent liabilities	13,393	18,531
Total Liabilities	1,430,654	1,053,178
Contingently redeemable convertible preferred stock; $0.0001 par value; 2,000,000 shares authorized; — and 10,826 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively; $— and $45,164 total liquidation preference at June 30, 2022 and December 31, 2021, respectively	—	44,476
Commitments and contingencies
Stockholders’ Equity:
Common stock; $0.0001 par value; 10,000,000 shares authorized at both June 30, 2022 and December 31, 2021; 353,481 and 271,576 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	35	27
Additional paid-in capital	1,695,748	1,379,581
Accumulated deficit	(1,355,306)	(27,432)
Accumulated other comprehensive income (loss)	24,780	(10,966)
Total Stockholders’ Equity	365,257	1,341,210
Total Liabilities, Redeemable Preferred Stock and Stockholders’ Equity	$1,795,911	$2,438,864
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Core Scientific, Inc. Q2 2022 Earnings Release - 9
Core Scientific, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022[1]	2021	2022[1]	2021
Revenue:
Hosting revenue from customers	$31,338	$11,895	$58,676	$20,251
Hosting revenue from related parties	7,598	6,667	13,474	11,003
Equipment sales to customers	3,507	36,457	3,923	60,499
Equipment sales to related parties	11,687	9,519	37,576	17,403
Digital asset mining revenue	109,842	10,765	242,842	20,393
Total revenue	163,972	75,303	356,491	129,549
Cost of revenue:
Cost of hosting services	43,644	17,550	74,875	29,379
Cost of equipment sales	13,541	31,100	36,076	57,331
Cost of digital asset mining	94,070	2,115	162,820	3,768
Total cost of revenue	151,255	50,765	273,771	90,478
Gross profit	12,717	24,538	82,720	39,071
Gain (loss) from sales of digital assets	11,808	(16)	13,971	14
Impairment of digital assets	(150,213)	—	(204,198)	—
Impairment of goodwill	(840,000)	—	(840,000)	—
Losses on exchange or disposal of property, plant and equipment	(13,057)	(17)	(13,057)	(17)
Operating expenses:
Research and development	14,773	1,437	18,113	2,645
Sales and marketing	10,238	720	11,636	1,254
General and administrative	90,874	6,822	131,034	10,617
Total operating expenses	115,885	8,979	160,783	14,516
Operating (loss) income	(1,094,630)	15,526	(1,121,347)	24,552
Non-operating (income) expenses, net:
Loss on debt extinguishment	—	7,974	—	8,016
Interest expense, net	27,116	10,846	48,792	12,981
Fair value adjustments on convertible notes	(195,061)	—	190,976	—
Fair value adjustments on derivative warrant liabilities	(22,189)	—	(32,464)	—
Other non-operating expenses, net	3,876	2	3,519	2
Total non-operating (income) expenses, net	(186,258)	18,822	210,823	20,999
(Loss) income before income taxes	(908,372)	(3,296)	(1,332,170)	3,553
Income tax (benefit) expense	(46,702)	118	(4,296)	118
Net (loss) income	$(861,670)	$(3,414)	$(1,327,874)	$3,435
Net (loss) income per share
Basic	$(2.65)	$(0.02)	$(4.20)	$0.02
Diluted	$(2.65)	$(0.02)	$(4.20)	$0.02
Weighted average shares outstanding:
Basic	324,967	158,890	316,269	158,338
Diluted	324,967	158,890	316,269	177,342
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Core Scientific, Inc. Q2 2022 Earnings Release - 10
Core Scientific, Inc.
Segment Results
(in thousands, except percentages)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Equipment Sales and Hosting Segment
Revenue:
Hosting revenue	$38,936	$18,562	$72,150	$31,254
Equipment sales	15,194	45,976	41,499	77,902
Total revenue	54,130	64,538	113,649	109,156
Cost of revenue:
Cost of hosting services	43,644	17,550	$74,875	$29,379
Cost of equipment sales	13,541	31,100	36,076	57,331
Total cost of revenue	$57,185	$48,650	$110,951	$86,710
Gross (loss) profit	$(3,055)	$15,888	$2,698	$22,446
Gross margin[2]	(6)%	25%	2%	21%
Mining Segment
Digital asset mining revenue	$109,842	$10,765	$242,842	$20,393
Total revenue	109,842	10,765	242,842	20,393
Cost of revenue	94,070	2,115	162,820	3,768
Gross profit	$15,772	$8,650	$80,022	$16,625
Gross margin[2]	14%	80%	33%	82%
Consolidated
Consolidated total revenue	$163,972	$75,303	$356,491	$129,549
Consolidated cost of revenue	$151,255	$50,765	$273,771	$90,478
Consolidated gross profit	$12,717	$24,538	$82,720	$39,071
Consolidated gross margin[2]	8%	33%	23%	30%
2 Gross margin is calculated as gross profit (loss) as a percentage of total revenue.
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Core Scientific, Inc. Q2 2022 Earnings Release - 11
Core Scientific, Inc.
Total notes payable and finance lease liabilities
(in thousands)
(Unaudited)

The following table summarizes the Company’s debt consisting of notes payable and finance lease liabilities: (in thousands):

Notes payable:	Current (next twelve months)	Noncurrent (greater than 12 months)	Total
Equipment financing	$145,766	$125,832	$271,598
Convertible notes	—	536,278	536,278
Bridge loan	75,000	—	75,000
Other	734	324	1,058
Total	221,500	662,434	883,934
Unamortized discount and debt issuance costs	(3,826)	(388)	(4,214)
Fair value adjustment on convertible notes	—	190,277	190,277
Total notes payable	$217,674	$852,323	$1,069,997
Leases:
Equipment financing lease liabilities	$28,570	$48,701	$77,271

Total notes payable and finance lease liabilities	$246,244	$901,024	$1,147,268

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Core Scientific, Inc. Q2 2022 Earnings Release - 12
Core Scientific, Inc. and Subsidiaries
Non-GAAP Financial Measures
(Unaudited)
Adjusted EBITDA is a non-GAAP financial measure defined as our net income or (loss), adjusted to eliminate the effect of (i) interest income, interest expense, and other income (expense), net; (ii) provision for income taxes; (iii) depreciation and amortization; (iv) stock-based compensation expense; (v) gain on sale of intangible assets; (vi) restructuring charges; and (vii) certain additional non-cash or non-recurring items, that do not reflect our ongoing business operations. Adjusted earnings per share (“Adjusted EPS”) is defined as our net income or (loss) divided by our weighted-average diluted shares outstanding, adjusted to eliminate the effect of (i) interest income, interest expense, and other income (expense), net; (ii) provision for income taxes; (iii) depreciation and amortization; (iv) stock-based compensation expense; (v) gain on sale of intangible assets; (vi) restructuring charges; and (vii) certain additional non-cash or non-recurring items, that do not reflect our ongoing business operations. For additional information, including the reconciliation of net income (loss) to Adjusted EBITDA and the reconciliation of net income (loss) per diluted share to Adjusted EPS, please refer to the tables below. We believe Adjusted EBITDA and Adjusted EPS are important measures because they allow management, investors, and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period by making the adjustments described above. In addition, it provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business, as it removes the effect of net interest expense, taxes, certain non-cash items, variable charges, and timing differences. Moreover, we have included Adjusted EBITDA in this press release because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic and financial planning.
The above items are excluded from our Adjusted EBITDA and Adjusted EPS measures because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. However, you should be aware that when evaluating Adjusted EBITDA and Adjusted EPS, we may incur future expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Further, these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We compensate for these limitations by relying primarily on GAAP results and using Adjusted EBITDA and Adjusted EPS on a supplemental basis. Our computation of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures computed by other companies because not all companies calculate these measures in the same fashion. You should review the reconciliation of net (loss) income to Adjusted EBITDA and net (loss) income per diluted share to Adjusted EPS below and not rely on any single financial measure to evaluate our business.

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Core Scientific, Inc. Q2 2022 Earnings Release - 13
The following tables reconcile the non-GAAP financial measures to the most directly comparable U.S. GAAP financial performance measure, which is net (loss) income, for the periods presented (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022[1]	2021	2022[1]	2021
Adjusted EBITDA
Net (loss) income	$(861,670)	$(3,414)	$(1,327,874)	$3,435
Adjustments:
Interest expense, net	27,116	10,846	48,792	12,981
Income tax (benefit) expense	(46,702)	118	(4,296)	118
Depreciation and amortization	49,835	3,075	91,974	5,991
Loss on debt extinguishment	—	7,974	—	8,016
Stock-based compensation expense	110,998	2,136	136,795	2,724
Fair value adjustment on derivative warrant liabilities	(22,189)	—	(32,464)	—
Fair value adjustment on convertible notes	(195,061)	—	190,976	—
(Gain) loss from sales of digital assets	(11,808)	16	(13,971)	(14)
Impairment of digital assets	150,213	—	204,198	—
Impairment of goodwill	840,000	—	840,000	—
Losses on exchange or disposal of property, plant and equipment	13,057	17	13,057	17
Gain on sale of intangible assets	(5,904)	—	(5,904)	—
Restructuring charges	1,445	—	1,445	—
Other non-cash or non-recurring items	9,781	—	9,424	—
Adjusted EBITDA	$59,111	$20,768	$152,152	$33,268

	Three Months Ended June 30,		Six Months Ended June 30,
	2022[1]	2021	2022[1]	2021
Adjusted earnings per share (“Adjusted EPS”)
Net (loss) income	$(2.65)	$(0.02)	$(4.20)	$0.02
Adjustments:
Interest expense, net	0.08	0.07	0.15	0.07
Income tax (benefit) expense	(0.14)	—	(0.01)	—
Depreciation and amortization	0.15	0.02	0.29	0.03
Loss on debt extinguishment	—	0.05	—	0.05
Stock-based compensation expense	0.34	0.01	0.43	0.02
Fair value adjustment on derivative warrant liabilities	(0.07)	—	(0.10)	—
Fair value adjustment on convertible notes	(0.60)	—	0.60	—
(Gain) loss from sales of digital assets	(0.04)	—	(0.04)	—
Impairment of digital assets	0.46	—	0.65	—
Impairment of goodwill	2.59	—	2.66	—
Losses on exchange or disposal of property, plant and equipment	0.04	—	0.04	—
Gain on sale of intangible assets	(0.02)	—	(0.02)	—
Restructuring charges	—	—	—	—
Other non-cash or non-recurring items	0.04	—	0.03	—
Adjusted EPS	$0.18	$0.13	$0.48	$0.19
Weighted average shares outstanding - diluted	324,967	158,890	316,269	177,342
-more-

Core Scientific, Inc. Q2 2022 Earnings Release - 14
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Investors:
Steven Gitlin
ir@corescientific.com

Media:
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